Exhibit 99.1

U.S. Laboratories  Enhances  National  Revenue  Growth and Enters  International
     Market With Acquisition of Technology Oriented Intertek Technical Services

SAN DIEGO, Feb. 28 /PRNewswire/ -- U.S. Laboratories Inc. (Nasdaq: USLB) -- today announced it has completed its largest acquisition with the purchase of Intertek Technical Services for $1.65 million on an all-cash basis. Joining the ten existing subsidiaries of U.S. Laboratories (U.S. Labs), the new company will operate under the name Unitek Technical Services Inc. (Unitek). The new U.S. Labs subsidiary is an international company with a 27 year history of providing onsite supplier quality management, consulting, and inspection services with annual revenue that averaged over $10 million in the past five years. Headquartered in Fairfax County, Virginia (Washington, D.C. metro area), Unitek is the company's introduction to the global market and a significant enhancement to its national presence.

Unitek has a worldwide network of 4,000 employees and maintains many very prestigious certifications including the registration of its quality management system to the international ISO 9000 Standard. The new company with its interactive e-commerce capabilities and electronic human resource management systems will propel U.S. Labs' current capabilities to the next level.

Unitek's national and global customers include Fortune 50 companies and companies that span the breath of all industry sectors. A selected list include major defense contractors, the aerospace and aircraft industries, and the telecommunications field for corporate giants such as Lockheed Martin, General Dynamics, United Technologies, Boeing, Airbus, General Electric, Parker Hannifin, Honeywell, AlliedSignal, Corvis, Ericsson, and QUALCOMM. Also, consumer goods giants such as Microsoft, Getronics, Ford Motors, and Federal Mogul.

"The acquisition of this highly respected international company to the U.S. Labs' family is the most significant corporate event in our company's history to date. We welcome Dennis Taylor and his professional staff into our organization. Unitek's management team has built a unique platform with its national and international presence that will allow U.S. Labs to grow in the global inspection market industry," stated Dickerson Wright, chairman, president, and chief executive officer of U.S. Laboratories. "On the national front, Unitek is a major enhancement to our marketing efforts and will lend vital support to our existing network of operations across the country for the type of services we offer."

"Our growth through this one acquisition is dramatic," Wright continued. "Unitek has a proven history of profitability and we feel confident the transaction will be accretive to earnings. The $1.65 million cash acquisition is also anti-dilutive to existing shareholders."

Dennis Taylor, who has served in key management positions for over 14 years, will continue in his role as President of Unitek. "We are excited to become a part of U.S. Labs, a growth oriented public company. It was apparent in early discussions that becoming part of the U.S. Labs' organization offers tremendous potential to expand Unitek's current client base and introduces new opportunities within the core business of U.S. Labs," said Taylor. Visit Unitek Technical Services' web site at www.its-quality.com. (The site is under review to reflect the acquisition by U.S. Labs and the new company name.)

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Concluding  Wright stated,  "Our objective is to become a major industry  player utilizing skilled professionals and technology enhancements. We will continue to be internally growth oriented as well as seek acquisition opportunities within our industry."

U.S. Laboratories Inc. is a national and international provider of numerous quality control specialty services to the construction and related engineering and architectural design industries. The company has eleven wholly-owned subsidiaries that are strategically located along the Pacific, Atlantic, and Florida Gulf coasts and major markets within the northeast and southwest regions of the United States. Project assignments constitute all categories of construction from private commercial clients, public interest clients and public sector clients. The company specializes in working with various municipalities of major metropolitan cities, nationally recognized corporations, and a broad range of education and medical facilitators.

Certain statements contained herein with respect to factors which may affect future earnings, including management's beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein. Reference for more details on risk factors can be found in the company's filings with the Securities and Exchange Commission.

/CONTACT: Dickerson Wright, Chairman, President and CEO of U.S. Laboratories Inc., 858-715-5800; or Rudy R. Miller, Chairman, President and CEO of The Miller Group, 602-225-0504, fax 602-225-9024, tmg@themillergroup.net/